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EXHIBIT 99.1 PRESS RELEASE DATED APRIL 24, 2003

GLB Bancorp, Inc. Declares Quarterly Cash Dividend

MENTOR, OHIO --- The Board of Directors of GLB Bancorp, Inc., GLBK, declared a quarterly cash dividend of $.06 per share on April 22, 2003. The cash dividend is payable May 20, 2003 to shareholders of record on May 6, 2003.

The cash dividend reflects a 20% increase over the first quarter cash dividend paid in 2003. In addition, the dividend reflects the company's mission of providing the growth of earnings and capital for the benefit of shareholders, depositors, the community and employees of the company.

Headquartered in Mentor, Ohio, GLB Bancorp, Inc. is a one bank holding company that holds all of the outstanding common stock of Great Lakes Bank. Great Lakes Bank has $207 million in total assets with 12 branches throughout Lake County and one branch in Cuyahoga County.

The information in this press release contains forward-looking statements regarding future performance which are not historical facts and which involve risk and uncertainties. Actual results and performance could differ materially from those contemplated by these forward looking statements.